Exhibit 4.5

LOCK-UP LETTER AGREEMENT

ante4, Inc.

5700 Wilshire Boulevard, Suite 625

Los Angeles, California 90036

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of April       , 2010 (the “Merger Agreement”), by and among ante4, Inc., a Delaware corporation (“ante4”), Plains Energy Acquisition Corp., a Delaware corporation and wholly owned subsidiary of ante4 (“PAC”), and Plains Energy Investments, Inc., a Nevada corporation (“Plains Energy”), pursuant to which PAC will be merged with and into Plains Energy (the “Merger”), with the result that Plains Energy shall be the surviving corporation in the Merger and continue as a wholly owned subsidiary of ante4.  The undersigned, a stockholder of Plains Energy, understands that, upon consummation of the Merger, he will receive shares of ante4 Common Stock as part of the Merger Consideration.  Any capitalized term used herein without definition shall have the meaning ascribed to such term in the Merger Agreement.

Pursuant to the Merger Agreement and in recognition of the benefit that the Merger will confer upon the undersigned, to induce ante4 to consummate the Merger, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned stockholder hereby irrevocably agrees that, without the prior written consent of ante4, which consent may be withheld in ante4’s sole discretion for any reason or no reason, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of ante4 Common Stock that is owned or controlled by the undersigned during the Lock-Up Period (as defined below) (including, without limitation, shares of ante4 Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC, and shares of ante4 Common Stock that may be issued upon exercise of any options or warrants or other securities convertible into or exercisable or exchangeable for shares of ante4 Common Stock), (2) enter into any swap, hedge, short sale, or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of ante4 Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ante4 Common Stock or other securities, in cash or otherwise, or (3) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending one (1) year after the Effective Time (such period, the “Lock-Up Period”).  Notwithstanding the foregoing, subject to the conditions below, the undersigned may transfer shares of ante4 Common Stock: (i) by bona fide gift; or (ii) to any trust for the benefit of the undersigned or any member of the undersigned’s immediate family (as defined below); provided it shall be a condition to any transfer pursuant to clauses (i) and/or (ii) above that that each resulting transferee of shares of ante4 Common Stock executes and delivers to ante4 an agreement satisfactory to ante4 in which such transferee agrees to be bound by the terms of this Agreement for the remainder of the Lock-Up Period.  For purposes of this Agreement, “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of the undersigned.

In order to enforce the foregoing covenant, ante4 may impose stop transfer instructions with respect to any shares of ante4 Common Stock owned or controlled by the undersigned until the end of the Lock-Up Period.

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflict of laws principles thereof.

This Agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and permitted assigns of the undersigned.

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The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof.

Very truly yours,

Name: